Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

Exhibit 23.1

December 28, 2011

To the Board of Directors of

Parks! America, Inc.

Pine Mountain, Georgia

Consent of Independent Registered Public Accounting Firm

Silberstein Ungar, PLLC, hereby consents to the use in the Form 10-K, Transition Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Parks! America, Inc. of our report dated December 22, 2011, relating to the consolidated financial statements of Parks! America, Inc. and Subsidiaries as of and for the nine month and twelve month periods ending October 2, 2011 and December 26, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan